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                                                                   EX-99 (17)(i)

                                             Voting Instructions Card
Franklin Global Health Care                  Insurance Company Name Prints Here
Securities Fund

                  Special Meeting of Shareholders To Be Held On
                                February 26, 2002

THESE VOTING INSTRUCTIONS ARE REQUESTED BY THE ABOVE-NAMED INSURANCE COMPANY IN CONNECTION WITH A SOLICITATION OF PROXIES BY THE TRUSTEES OF FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST (THE TRUST) ON BEHALF OF ITS SERIES FRANKLIN GLOBAL HEALTH CARE SECURITIES FUND (HEALTH CARE).

This Voting Instruction Card, if properly executed, will be voted by your insurance company in the manner directed by you. If this voting instruction card is executed and no direction is made, this voting instruction card will be voted FOR the proposal and, in the discretion of the insurance company, upon such other business as may properly come before the Special Meeting.

By signing below, I instruct the insurance company to vote the shares of Health Care related to my contract at the Special Meeting of Shareholders to be held at One Franklin Parkway, San Mateo, California 94404-1906, at 11:00 a.m. Pacific time, February 26, 2002 and any adjournment of the Special Meeting as indicated on the reverse side.

                                             Date:    _________________________

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                                             Signature(s):

         If a contract is held jointly, each contract owner should sign. If only one signs, it will be binding. If a contract owner is a business entity, please indicate the title of the person signing.

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             Please vote by filling in the appropriate boxes below.

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
Proposal 1   To approve a Plan of Reorganization involving Health Care           [ ]     [ ]        [ ]
             and Franklin Small Cap Fund (Small Cap) another series of           For     Against    Abstain
             the Trust, under which the following will occur:

             . The acquisition the assets of Health Care by Small Cap in exchange for shares of Small Cap.

             .   The distribution of such shares to the shareholders of Health
                 Care.

             .   The dissolution of Health Care.

             This is described more fully in the Prospectus and Proxy Statement

Other        To vote upon any other business which may be legally                [ ]     [ ]
Business     presented at the meeting or any adjournment thereof.                Grant   Withhold
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